                                  EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                                    TO THE
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                                 FISERV, INC.

     Fiserv, Inc., a corporation organized and existing under Chapter 180 of the Wisconsin Business Corporation Law (the "WBCL") (the "Corporation"), does hereby certify that the Board of Directors of the Corporation (the "Board") duly adopted the necessary resolutions to:

     (1) increase the number of authorized shares of Common Stock to 300,000,000 shares, $.01 par value per share; and

     (2) increase the number of shares of Preferred Stock designated as Series A Junior Participating Preferred Stock to 3,000,000 shares, no par value per share.

Such resolutions were adopted pursuant to Section 180.1003 of the Wisconsin Statutes and pursuant to Section 180.0602 of the Wisconsin Statutes and the authority conferred upon the Board by the Articles of Incorporation. In order to effectuate the foregoing, the Board further approved the amendment of the first sentence of Article III and the first sentence of Section 1 of Article III of the existing Restated Articles of Incorporation to read as follows:


                                  ARTICLE III
                                  -----------

          "The total number of shares of stock which the Corporation shall have authority to issue is 325,000,000 shares, of which 300,000,000 shares shall be designated Common Stock, having a par value of $.01 per share; and, 25,000,000 shares shall be designated as Preferred Stock, having no par value per share."



               "Section 1.  Designation of Series A Junior Participating
                ----------  --------------------------------------------
          Preferred Stock: Number of Shares.  There is designated a series of
          ----------------------------------
          Preferred Stock titled as "Series A Junior Participating Preferred Stock," no par value per share (the "Series A Preferred Stock'), and
                                               ------------------------
          the authorized number of shares constituting the Series A Preferred Stock shall be 3,000,000."


     The Amendment to the first sentence of Article III of the Restated Articles of Incorporation of the Corporation was adopted by the Board at a meeting of the Board held on February 17, 1999 and Shareholder approval of this Amendment was received on March 25, 1999 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

     The Amendment to the first sentence of Section 1 of Article III of the Restated Articles of Incorporation of the Corporation was adopted by the Board at a meeting of the Board held on February 17, 1999 in accordance with Section
180.0602 of the Wisconsin Business Corporation Law and Shareholder approval of the Amendment was not required. None of the shares of Series A Junior Participating Preferred Stock authorized thereby has been issued as of the date hereof.

     Dated as of the 25th day of March, 1999.



                              By:   _______________________________________
                                    Charles W. Sprague
                                    Secretary and General Counsel


              This document was drafted by and is returnable to:

                            PATRICK J. MARGET, ESQ.
                         MICHAEL BEST & FRIEDRICH LLP
                           100 EAST WISCONSIN AVENUE
                                  SUITE 3300
                        MILWAUKEE, WISCONSIN 53202-4108
                                (414) 271-6560

                                       2